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                                   EXHIBIT 5




                                           November 5, 1997



Unitrin, Inc.
One East Wacker Drive
Chicago, IL 60601

          RE:  Registration Statement on Form S-3

Ladies and Gentlemen:

     I have acted as counsel for Unitrin, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") relating to the registration of 342,000 shares of the Company's Common Stock (the "Shares") and the proposed sale of such 342,000 Shares by the selling shareholder named in the Registration Statement.

     I have participated in the preparation of the Registration Statement filed with the Commission. In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Certificate of Incorporation and Amended and Restated By-Laws of the Company.

     It is my opinion that the Shares to be sold by the selling shareholder named in the Registration Statement are and, when sold pursuant to the Registration Statement, will be legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Scott Renwick, Esq. under "Legal Opinion" in the Prospectus included in the Registration Statement.

                                  Very truly yours,



                                  Scott Renwick, Esq.